PRESS RELEASE

July 15, 2003

(4:00 PM for Immediate Release)

Chemung Financial Reports 2nd Quarter/First Half Earnings

Chemung Financial Corporation, parent holding company of Elmira based Chemung Canal Trust Company and CFS Group, Inc., has reported 2nd quarter unaudited net income of $1.417 million vs. year-earlier results of $2.242 million, a decrease of 36.8%. Earnings per share for the quarter totaled $0.37 as compared with $0.56 a year ago, a decrease of 33.9% on approximately 169,000 fewer average shares outstanding.

Net profits for the first half of 2003 totaled $3.443 million vs. $4.092 million last year, a decrease of 15.9%. Earnings per share declined 11.8% from $1.02 to $0.90 per share on approximately 173,000 fewer average shares outstanding.

In a prepared statement released Tuesday afternoon, Jan P. Updegraff, President & CEO, stated:

"The decline in net income and earnings per share for the second quarter of 2003 was primarily driven by a $1.25 million increase in the provision for loan losses which increased from $350 thousand in the second quarter of 2002 to $1.6 million in the second quarter of 2003. This increased provision reflects the Bank's analysis of specific circumstances arising in this quarter affecting certain borrowers' ability to repay as well as our continued analysis during the quarter of other borrowers whose financial results create concern about collateral values and repayment abilities. Additionally, this increased provision also recognizes the continued economic uncertainty that we see in our market area. While non-performing loans at June 30, 2003 are down from the March 31, 2003 level, this decline is due to the movement of a loan classified as a "troubled debt restructuring" out of the non-performing loan category. Of more significance, non-accruing loans increased from $7.38 million at March 31, 2003 to $8.33 million at June 30, 2003. Additionally, accruing substandard loans, which the Corporation considers to be "potential problem loans" increased from $13.14 million at March 31, 2003 to $19.30 million at June 30, 2003 due primarily to the addition of one commercial relationship to this category.

Also contributing to the decline in net income and earnings per share for the second quarter of 2003 as compared to the same period last year was a $456 thousand decrease in net interest income, due to lower loan volume and lower interest rates. Partially offsetting these changes were a $275 thousand increase in non-interest income as well as a $203 thousand decrease in operating expenses in the second quarter of 2003 as compared to 2002.

Our first six months were burdened by the same factors, as the provision for loan losses was up $1.5 million and net interest income declined $651 thousand as compared to the first half of last year. This was somewhat offset by a $722 thousand increase in non-interest income as well as a $435 thousand reduction in operating expenses".

Chemung Financial Corporation is a $755 million financial holding company that provides financial services to individuals, businesses and municipalities in Chemung, Steuben, Schuyler, Tioga and Broome counties, as well as the northern tier of Pennsylvania. Its shares ended the quarter valued at $30.375 per share, an increase of 13% when compared to the year-end 2002 value of $26.875 per share. At this value, the annualized dividend yield to shareholders represents an annualized return of 3.03%.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.